Exhibit 99.4

Bold Energy III LLC

Consolidated Financial Report

March 31, 2017

C O N T E N T S

Consolidated Financial Statements

Bold Energy III LLC

Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

	March 31, 2017 (Unaudited)	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$399,286	$186,301
Accounts receivable
Oil and natural gas sales	6,026,103	4,397,258
Joint interest owners	891,173	1,151,300
Prepaid expenses	155,214	68,702
Field inventory	142,922	142,922

Total current assets	7,614,698	5,946,483

OIL AND GAS PROPERTIES, successful efforts
Proved properties	189,020,132	155,048,784
Unproved properties	104,174,938	103,145,473
Wells in progress	17,011,891	24,318,094

Total oil and gas properties	310,206,961	282,512,351

Accumulated depletion, depreciation, amortization and impairment	(59,284,582)	(54,583,985)

Total oil and gas properties, net	250,922,379	227,928,366

OTHER ASSETS
Land	3,718,433	1,356,438
Other property and equipment, net	35,470	45,566

Total other assets	3,753,903	1,402,004
TOTAL ASSETS	$262,290,980	$235,276,853

The Notes to Consolidated Financial Statements are an integral part of these statements.

	March 31, 2017 (Unaudited)	December 31, 2016
LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$8,660,017	$4,906,514
Revenue payable	5,602,549	2,117,275
Asset retirement obligation	107,852	78,054
Accrued liabilities	4,762,917	8,132,713

Total current liabilities	19,133,335	15,234,556

NON-CURRENT LIABILITIES
Line of credit, net	45,095,199	30,208,043
Asset retirement obligation	867,072	848,095

Total non-current liabilities	45,962,271	31,056,138

MEMBERS' EQUITY	197,195,374	188,986,159

TOTAL LIABILITIES AND MEMBERS' EQUITY	$262,290,980	$235,276,853

Bold Energy III LLC

Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016

REVENUES
Oil sales	$15,653,932	$2,080,245
Natural gas sales	2,265,667	670,012

Total revenues	17,919,599	2,750,257

EXPENSES
Oil and gas production costs	1,211,317	506,846
Oil and gas production taxes	887,138	146,118
General and administrative expenses	1,636,588	1,499,784
Depreciation, depletion, amortization and accretion	4,723,987	2,836,406
Abandonment	799,437	—

Total operating expenses	9,258,467	4,989,154

Income (loss) from operations	8,661,132	(2,238,897)

OTHER INCOME (EXPENSE)
Interest income	25	19
Interest expense	(451,942)	(147,127)

Other expense, net	(451,917)	(147,108)

NET INCOME (LOSS)	$8,209,215	$(2,386,005)

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Consolidated Statements of Changes in Members’ Equity (Unaudited)

Three Months Ended March 31, 2017 and 2016

BALANCE, December 31, 2015	$144,406,665

Net loss	(2,386,005)

BALANCE, March 31,2016 (unaudited)	$142,020,660

BALANCE, December 31, 2016	$188,986,159

Net income	8,209,215

BALANCE, March 31,2017 (unaudited)	$197,195,374

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,209,215	$(2,386,005)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion	4,723,987	2,836,406
Amortization of deferred financing costs	50,529	31,499
Abandonment	799,437	—
Changes in operating assets and liabilities
Accounts receivable	(1,368,718)	141,940
Prepaid expenses	(86,512)	15,277
Accounts payable	3,753,500	(8,499)
Accrued liabilities	220,904	(239,031)
Revenue payable	3,485,274	(330,476)
Net cash provided by operating activities	19,787,616	61,111
CASH FLOWS FROM INVESTING ACTIVITIES
Leasehold acquisitions and costs	(2,922,184)	(120,623)
Acquisition of land	(2,361,995)	—
Capital expenditures - lease and well equipment	(4,216,595)	(314,934)
Capital expenditures - drilling and development	(24,910,484)	(408,493)
Additions to other property, plant and equipment	—	(11,875)
Proceeds from sale of leasehold properties	—	449,250
Net cash used in investing activities	(34,411,258)	(406,675)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing - line of credit	33,400,000	3,700,000
Payments - line of credit	(18,500,000)	(3,300,000)
Deferred financing fees	(63,373)	—
Net cash provided by financing activities	14,836,627	400,000
Net increase in cash	212,985	54,436
CASH, beginning of period	186,301	111,404
CASH, end of period	$399,286	$165,840
SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES
Addition to proved properties for recording asset retirement obligation liabilities	$35,482	$—
Capital expenditures accrued in accrued liabilities at period-end	$4,161,800	$400,750
OTHER SUPPLEMENTAL CASH FLOW
INFORMATION
Interest paid	$389,347	$115,628

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

Note 1.   Summary of Significant Accounting Policies

Organization and Nature of Operations

Bold Energy III LLC (the Company) is a Texas limited liability company formed on April 5, 2013. The Company is a Midland, Texas based oil and gas company focused on the acquisition, exploration, and development of natural gas and crude oil properties as an operating interest owner. The properties are primarily located in West Texas.

The Company is owned by EnCap Energy Capital Fund IX, L.P. (95.94%, “EnCap”), Bold Energy Management III LLC (3.46%, “Management Member”), and Bold Energy Management Holdings III LLC (0.60%) (collectively, with Bold Energy Management III LLC, the “Management Group”, and together with EnCap, the “Investor Group”). The Management Member manages the Company on behalf of the other members. A Board of Managers governs the actions of the Company. The Board of Managers is comprised of 3 members elected by EnCap and 2 members by the Management Member. Under the terms of the Limited Liability Company Agreement (the Agreement), the Investor Group has committed to contribute up to $276.5 million to the Company. The Investor Group had contributed approximately $241.7 million through March 31, 2017. Under the terms of the Agreement, the Company may dissolve either through the election of the Board of Managers or disposition of all assets of the Company.

Bold Operating, LLC is a wholly owned subsidiary of the Company and acts as the operator of the properties owned by the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bold Energy III LLC, and its wholly owned subsidiary, Bold Operating, LLC. All inter-company accounts and transactions have been eliminated in consolidation.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by formation or field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, are amortized by producing unit, based on proved developed reserves. The Company had wells in progress of $17,011,891 and $24,318,094 at March 31, 2017 and December 31, 2016, respectively, comprised of $3,836,959 and $4,445,792, respectively, of lease and well equipment, $13,148,542 and $19,830,109, respectively of intangible drilling costs, and $26,391 and $42,193, respectively, of asset retirement costs. As wells in progress represent wells which were not complete at period end, these costs were excluded from amortization.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management's estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon third party reservoir engineers' estimates of proved reserves and internal management estimates for probable and possible reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value.

Costs of unproved properties at March 31, 2017 and December 31, 2016 represent leasehold costs. Unproved oil and gas leases are generally for a term of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually.

Properties Accounted for as Business Combinations

The Company accounts for the acquisition of oil and gas properties under the requirements of FASB ASC Topic 805, Business Combinations (ASC Topic 805). ASC Topic 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under the standard. The Company accounted for all property acquisitions that include working interests in proved leaseholds, both operated and non-operated, that would generate more than an immaterial balance of goodwill as business combinations. The Company does not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of unproved leasehold, which is in compliance with ASC Topic 805.

In accordance with the provisions of ASC Topic 805, the Company has conducted an assessment of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred. The Company uses relevant market assumptions, many of which are unobservable, to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment. Many of the assumptions are unobservable.  Beginning on January 1, 2017, the Company has elected to adopt an amendment to ASC Topic 805, as described under Recent Accounting Pronouncements below, which impacts the treatment of acquisitions undertaken after January 1, 2017.

Revenue Recognition

Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed or determinable, and collectibility of the revenue is reasonably assured. As of March 31, 2017 and December 31, 2016, the Company had no significant imbalance asset or liability.  The Company incurred production taxes of $887,138 and $146,118 for the three months ended March 31, 2017 and 2016, respectively.

Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximates their fair values due to the short maturity of these instruments. The indebtedness under the revolving line of credit was estimated to have a fair value approximating the carrying amount based on the variability of the interest rates being reflective of market rates.

Accounts Receivable

The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest receivables and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest operations accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. The Company had no allowance for doubtful accounts at March 31, 2017 and December 31, 2016 based on the expectation that all receivables will be collected. The Company has not realized bad debt expense on joint interest billings during the periods ended March 31, 2017 and 2016.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight line method, which approximates the interest method. Deferred financing costs were $304,801 and $291,957, net of accumulated amortization of $304,018 and $253,489 at March 31, 2017 and December 31, 2016, respectively. Deferred financing costs are presented with Line of credit, net, on the consolidated balance sheets, as a reduction to the carrying amount of the credit facility.

Accounts Payable, Revenue Payable and Accrued Liabilities

Accounts payable include obligations incurred in the ordinary operation of the business for services performed and products received. Accrued liabilities primarily include accrued expenses related to capital expenditures on oil and gas properties. Revenue payable relates to revenue distributions due to royalty and joint interest owners.

Asset Retirement Obligation

The Company accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and recognized in the period a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit-adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated fair value as of the obligation’s inception with an offsetting increase to proved lease and well equipment in the consolidated balance sheets. This addition to proved lease and well equipment represents a non-cash investing activity for presentation in the consolidated statements of cash flows and is subject to depreciation. After initially recording the liability, it accretes for the passage of time and the related discount rate, with the increase reflected as accretion expense in the consolidated statements of operations.

Income Taxes

The Company is a limited liability company, and therefore is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the consolidated financial statements of the Company.

For the three months ended March 31, 2017 and 2016, the Company had no taxable margin and, therefore, recorded no Texas Margin Tax liability.

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 provides the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.

ASC Topic 740 requires the Company to recognize in its consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits.

Estimates and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties are recorded, provisions for depreciation, depletion, and amortization, and impairment of oil and gas properties. Estimation of asset retirement obligations is based on estimates regarding the timing and cost of future asset abandonments. Estimation of production volumes near the end of a period is required in order to determine the amount of oil and gas revenue receivable at the end of a period. Estimation of oil and gas property accruals is required in order to determine the amount payable at the end of a period. It is possible these estimates could be revised in the near-term and these revisions could be material.

Recent Accounting Pronouncements

In January 2017, with Accounting Standards Update 2017-01, the FASB clarified the definition of a business under ASC Topic 805. ASC Topic 805 did not specify the minimum inputs and processes required for a set to meet the definition of a business. That lack of clarity led to broad interpretations of the definition of a business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present.

The amendments in this update are effective for annual reporting periods beginning after December 15, 2017. Companies can begin to adopt the standard early for transactions with acquisition dates occurring before the issuance date of this amendment only when the transaction has not been previously reported in financial statements. The Company has elected to adopt this standard effective for January 1, 2017.

The FASB and the International Accounting Standards Board (IASB) initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS. The FASB has amended the FASB ASC and created the new Topic 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

The amendments in this update are effective for annual reporting periods beginning after December 15, 2018. Companies can begin to adopt the standard early for annual reporting periods beginning after December 15, 2016. The Company is evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and this update is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The update is effective for the Company beginning after December 15, 2019, with early adoption permitted. The Company is still evaluating the potential impact on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events for potential recognition and/or disclosure through May 25, 2017, the date the consolidated financial statements are available to be issued.

Note 2.   Acquisitions

The Company closed various acquisitions during the three months ended March 31, 2017 and 2016, none of which were material to the Company individually or in the aggregate.

Note 3.   Oil and Gas Properties

Oil and gas properties consist of the following:

	March 31, 2017	December 31, 2016
	(Unaudited)

Proved leasehold	$8,137,065	$6,856,656
Wells and related equipment - proved properties	23,275,880	19,461,449
Intangible drilling costs - proved properties	156,736,602	127,911,378
Asset retirement costs - proved properties	870,585	819,301

Proved properties	189,020,132	155,048,784

Unproved leasehold	104,174,938	103,145,473

Wells and related equipment - wells in progress	3,836,958	4,445,792
Intangible drilling costs - wells in progress	13,148,542	19,830,109
Asset retirement costs - wells in progress	26,391	42,193

Wells in progress	17,011,891	24,318,094

Accumulated depletion, depreciation,amortization, and impairment	(59,284,582)	(54,583,985)
	$250,922,379	$227,928,366

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

Note 4.   Other Property and Equipment

Other property and equipment consists of the following:

	March 31, 2017
	(Unaudited)	December 31, 2016

Office equipment and furniture	$436,119	$436,119
Computer software	52,545	52,545
Leasehold improvements	86,595	86,595

	575,259	575,259

Accumulated depreciation	(539,789)	(529,693)

	$35,470	$45,566

Note 5.   Related Party Transactions

EnCap Energy Capital Fund IX, L.P., Bold Operating, LLC, Bold Energy II LLC, Bold Energy Management III LLC, Bold Energy Management Holdings III LLC, and members of Management Group are considered related parties under FASB ASC Topic 850, Related Party Disclosures.

Certain members of Management Group are employees of the Company and are compensated based upon employment agreements. These agreements provide for a base salary, incentive compensation, and health benefits.

The Company receives a management fee from Bold Energy II LLC in consideration of the services and general and administrative expenses incurred by the Company on behalf of Bold Energy II LLC. The Company received fees of $30,000 relating to these services during each of the three month periods ended March 31, 2017 and 2016.

Note 6.   Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (“ASC Topic 820”), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the three months ended March 31, 2017 and 2016.

Fair Value on a Nonrecurring Basis

Business Combinations

The Company records identifiable assets acquired and liabilities assumed at fair value at the date of acquisition. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on commodity futures price strips as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of acquisitions include the Company’s estimate of future natural gas and crude oil prices, operating and development costs, anticipated production of proved reserves, appropriate risk-adjusted discount rates and other relevant data.

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management's expectation of future cost environments and, therefore, the Company has designated these initial measurements as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 7 for a reconciliation of the beginning and ending balances of the liability for the Company's asset retirement obligations.

Note 7.   Asset Retirement Obligations

The following are changes in the asset retirement obligation for the three months ended March 31, 2017:

Balance, December 31, 2016	$926,149

Liability incurred upon acquiring and drilling new wells	35,482
Accretion expense	13,293

Balance, March 31, 2017 (unaudited)	$974,924

Based on the expected timing of settlement, $107,852 of the liability is classified as current.

Note 8.   Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation. The Company had no legal matters requiring specific disclosure or recognition of a liability as of March 31, 2017 and December 31, 2016.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Operating Leases

The Company leases office space facilities under an operating lease, which expires in May 2017. Rental payments for the remainder of the lease are $61,252.

Note 9.   Bank Credit Facility

The Company entered into a bank credit facility on August 14, 2013. Pursuant to the credit agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the credit agreement, or $250 million, which is the maximum borrowing capacity of the bank credit facility. As of March 31, 2017 and December 31, 2016, the Company had a borrowing base of $62.5 million and $45 million, respectively, and an outstanding balance of $ 45.4 million and $30.5 million, respectively. Deferred financing costs, defined in Note 1, are included as a reduction to the carrying amount on the balance sheets. The bank credit facility is secured by substantially all of the Company’s oil and gas properties where it has established production. The Company had outstanding letters of credit with a separate lending institution, which totaled $166,505 and $100,000 at March 31, 2017 and December 31, 2016, respectively.

The Company may elect that borrowings be comprised of any combination of alternate base rate (ABR) loans or Eurodollar loans, although Eurodollar loans must be a minimum of $500,000. The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full. Prior to the most recent determination of the Company’s borrowing base in December 2016, interest on these loans was determined as follows:

•

with respect to ABR loans, the alternate base rate equals the highest of the prime rate, the Federal funds effective rate plus 0.50%, or the three-month London interbank rate (“LIBOR”) plus 1.00%, plus an applicable margin ranging from and including 0.75% and 1.75% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn; or

•

with respect to any Eurodollar loans, one-, three- or six-month LIBOR plus an applicable margin ranging from and including 1.75% and 2.75% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

In conjunction with a regularly scheduled redetermination of its borrowing base in April 2015, the Company and its lenders amended its credit agreement to include a non-conforming borrowing base in addition to its conforming borrowing base. The non-conforming borrowing base provided additional borrowing capacity of 15% to 20% above the conforming borrowing base. Of the $42 million borrowing base at December 31, 2015, $36 million was conforming and $6 million was non-conforming. If debt balances under the credit agreement were higher than the conforming borrowing base, the applicable margins for ABR and Eurodollar loans could have increased to as much as 2.75% and 3.75%, respectively, determined by the percentage of the borrowing base that was drawn. The non-conforming borrowing base expired on April 1, 2016, which reduced the total borrowing base down from $42 million to $36 million. The Company’s borrowing base was subsequently redetermined and reduced to $27 million on June 24, 2016.

In conjunction with the most recent redetermination and amendment to the Company’s credit agreement, the Company’s conforming borrowing base was increased from $27 million to $45 million on December 22, 2016. In addition, after the satisfactory review by the Company’s lenders of 30 days of production from three operated horizontal wells in Midland and Upton Counties, Texas that initiated production in December 2016, the conforming borrowing base was increased on February 3, 2017 to $62.5 million. The applicable margins on the Company’s ABR and Eurodollar loans are as follows:

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with respect to ABR loans, the applicable margin ranges from and includes 1.25% and 2.25% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, prior to April 1, 2017, with the applicable margin ranging from and including 1.50% and 2.50% per annum starting on April 1, 2017, and

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with respect to Eurodollar loans, the applicable margin ranges from and includes 2.25% and 3.25% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, prior to April 1, 2017, with the applicable margin ranging from and including 2.50% and 3.50% per annum starting on April 1, 2017.

In addition, the Company pays a commitment fee ranging from 0.375% to 0.50% per annum, determined by the percentage of the borrowing base then in effect that is drawn, on the average daily amount of the unused amount of the borrowing base. These commitment fees are also considered interest expense. The effective interest rate on the credit facility was 3.85% and 3.55% at March 31, 2017 and December 31, 2016, respectively. Interest expense, excluding amortization of deferred financing costs, for the three months ended March 31, 2017 and March 31, 2016 was $401,413 and $115,628, respectively.

All outstanding principal amounts are due at maturity. The credit facility matures on August 14, 2018. The Company is subject to certain non-financial and financial covenants under the bank credit facility, including a minimum current ratio of 1:1 and a maximum total debt to EBITDAX ratio of 4:1. As of March 31, 2017 and December 31, 2016, the Company was in compliance with its financial covenants.

Note 10.   Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of all employees through Charles Schwab Bank. The plan is intended to provide participating employees with benefits upon retirement, in compliance with the Internal Revenue Code. Employees could contribute up to $18,000 with an additional “catch up” amount of $6,000 for employees 50 years of age or over for the years ending December 31, 2016 and ended December 31, 2015. The Company matched 100% of employee contributions up to 8% of compensation through September 2015 and has not made any contributions for the three months ended March 31, 2017 and March 31, 2016.

Note 11.   Members’ Equity Accounts

Equity contributions are based on capital calls, to be determined by the Board of Managers. Contribution requests to the members will be based on their personal equity commitment as indicated by the member at the formation of the Management Group. Cash earnings on profits and any items in nature of income or gain will be applied to the members’ capital account in accordance with their earnings interest, as defined by the Agreement.

Bold Energy III LLC

Notes to Consolidated Financial Statements (Unaudited)

The Company has three classes of members’ equity, Classes A, B and C Units. Class A and B Units have all the rights, privileges, preferences and obligations provided for in the Agreement, which are consistent with an ordinary equity ownership interest. Class A Units are a class of up to 2,666,500 membership units to be issued to EnCap. Class B Units are a class of up to 98,100 membership units to be issued to the Management Group. The purchase price per each Class A and Class B Unit is $100. At March 31, 2017 and December 31, 2016, EnCap had purchased 2,318,440 Class A Units for a total of $231,844,000, and the Management Group had purchased 98,092.72 Class B Units for a total of $9,809,272.

Class C Units do not have voting rights and holders are not required to make any form of contribution to the Company. Class C Unit holders do not have a risk of loss and will only be entitled to share in distributions and allocations if and to the extent the Board of Managers makes such distributions and applicable thresholds have been met. As such, these Units are treated as a profit sharing arrangement accounted for under FASB ASC Topic 710, Compensation – General (ASC Topic 710), which will be expensed to compensation as declared.

Note 12. Subsequent Events

The Company has evaluated events subsequent to the consolidated balance sheet date, March 31, 2017 through May 25, 2017, the date the consolidated financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events, other than as noted herein:

Combination with Earthstone Energy, Inc.

On November 8, 2016, Earthstone Energy, Inc., a Delaware corporation (NYSE MKT: ESTE, “Earthstone”) and the Company entered into a Contribution Agreement (the “Agreement”) to facilitate a strategic combination of Bold and Earthstone (the “Transaction”). The Transaction, which closed on May 9, 2017, was organized in a manner commonly known as an "Up-C" structure. Under this structure and the Agreement, Earthstone recapitalized its common stock into two classes, Class A and Class B, with all of its previously existing outstanding common stock converted into Class A common stock. Bold purchased approximately 36.1 million shares of Earthstone's Class B common stock for nominal consideration (par value totaling $36,071), with the Class B common stock having no economic rights in Earthstone other than voting rights on a pari passu basis with the Class A common stock. In addition, Earthstone has formed Earthstone Energy Holdings, LLC, a Delaware limited liability company ("EEH"). At closing, the Investor Group contributed all of its membership interests in Bold into a new Texas limited liability company, Bold Energy Holdings, LLC (“Bold Holdings”) in exchange for all of the membership interests in Bold Holdings. Also at closing, EEH issued approximately 22.7 million of its membership units to Earthstone and one of Earthstone's wholly-owned subsidiaries, in the aggregate, and approximately 36.1 million membership units to Bold Holdings in exchange for each of the parties transferring the ownership interest of Bold and various subsidiaries of Earthstone that hold its oil and gas properties to EEH, making Bold and the various subsidiaries of Earthstone subsidiaries of EEH. Each membership unit in EEH held by Bold Holdings, together with one share of Earthstone's Class B common stock, will be convertible by Bold Holdings (or members of the Investor Group as Earthstone’s Class B common shares and EEH membership units are distributed to the Investor Group by Bold Holdings) into one share of Earthstone Class A common stock. In addition, upon the closing of the Transaction, Earthstone issued 150,000 additional shares of Class A common stock to certain members of the Management Group.

In addition, at the closing of the Transaction, Earthstone established a new credit facility secured by Bold’s and Earthstone’s oil and natural gas assets.  Accordingly, Earthstone paid all remaining principal and interest owed by Bold under its credit facility, and Bold’s credit facility was cancelled.

Finally, after the closing of the Transaction, stockholders of Earthstone and the Investor Group own approximately 39% and 61%, respectively, of the combined company's outstanding Class A and Class B common stock on a fully diluted basis. Since closing, Earthstone has conducted its activities through EEH and is its sole managing member.